EXHIBIT 10.9


March 1, 1994



David L. Chapman II
Lomas Mortgage USA, Inc.
1600 Viceroy
Dallas, Texas 75235

Dear David:

As you are aware, Lomas Financial Corporation (the "Parent") established on June 30, 1990, an Employee Protection Plan (the "Plan") for certain officers and employees of the Lomas Financial Group of affiliated companies. You were a participant in the Plan, which by its terms expired July 31, 1993, eighteen months after the Company's final emergence from Chapter 11 proceedings on January 31, 1992. However, I am pleased to report to you that Lomas Mortgage USA, Inc. (the "Company") has decided to provide you on an individual basis with protection comparable to that provided by the Plan through June 30, 2008.

Specifically, should you be involuntarily terminated (for any reason other than for cause or by reason of a transfer to a position with another entity within the Lomas Financial Group), you will receive in addition to all otherwise accrued and vested benefits, a lump sum cash payment equal to 200% of your then current annual base salary. The foregoing severance benefit will also be paid in the event of your "constructive discharge," "mutually agreed to early retirement" or voluntary termination of employment following a "change-in-control."

"Constructive Discharge" is defined as termination of employment due to (a) a reduction in your base salary of 10 percent or more in any calendar year or an aggregate reduction in your base salary of 20 percent or more in any four calendar years, (b) a material reduction in your job function, duties or responsibilities, or (c) a required relocation of more than 100 miles from your current location of employment. Provided, however, that if you elect to continue to be employed after an event of "constructive discharge," you may not receive benefits under this letter.

"Change-in-Control" is defined as a change in control, without your concurrence, of a nature that would be required to be reported in response to
Item 1 or Item 2 of the Form 8-K Current Report promulgated pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change-in-Control shall be deemed to have occurred if (y) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing twenty-five percent (25%) or more of the combined voting power of the Parent's then outstanding securities, and (z) individuals who, at the date of this letter, constituted the Board of Directors of the Parent cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the date of this letter has, prior to such election, been approved by directors who both represent at least two-thirds (2/3) of the directors in office at the time of such approval and who were also directors at the date of this letter.

"Mutually agreed to early retirement" is defined as early retirement under any preexisting retirement plan of the Company agreed to by the Company. If the Company and you mutually agree to an early retirement you will receive payment as if involuntarily terminated and may, in the sole discretion of the chief executive officer of the Company, be granted up to three additional years of credited service for purposes of calculation of benefits under any retirement plan in effect at the time of severance.

If, as a result of your involuntary termination prior to attaining age 55 or in the event of your "constructive discharge," "mutually agreed to early retirement" or voluntary termination of employment following a "change-in-control" (as such phrases are defined above), you receive payment of the severance benefit provided in this letter, you also will receive, upon payment of any plan-required employee contributions, an enhanced retirement benefit derived by crediting you with additional years of pay and service through your fifty-fifth birthday for purposes of calculating benefits under the Management Security Plan.

In addition, the Company will continue your coverage under the Company's group medical plan on the same terms as provided for an active employee for two years following any involuntary termination of your employment which results in payment of the severance benefits described above.

Finally, you will forfeit the benefits described in this letter if you voluntarily terminate your employment or if your employment is "terminated for cause" by the Company.

"Terminated for cause" is defined as termination of employment due to any of the following circumstances:

     (1) gross incompetence, insubordination, excessive absences, negligence or dishonesty in the performance of Company duties; or

     (2) actions which cause the Company to lose any license or certification necessary for the operation of the Company; or

     (3) conviction of fraud, theft or embezzlement or conviction of any felony.

The severance benefits provided in this letter are in recognition of your past and anticipated future valuable contributions to the Company and are governed entirely by the terms of this letter. This letter supersedes in its entirety the Company's letter to you dated December 1, 1993 relating to the subject matter covered by this letter.

Sincerely,

/s/JESS HAY

Jess Hay

JH:LPG:msg